                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                   ----------
                                  SCHEDULE 13G
                                 (RULE 13D-102)

             INFORMATION STATEMENT PURSUANT TO RULES 13D-1 AND 13D-2
                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO. 27)

                                V.F. CORPORATION
                                ----------------
                                (Name of Issuer)

                                  Common Stock
                                  ------------
                         (Title of Class of Securities)

                                    918204108
                                    ---------
                                 (CUSIP Number)

                                December 31, 2001
                                -----------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[X] Rule 13d-1(b)
[ ] Rule 13d-1(c)
[ ] Rule 13d-1(d)

CUSIP No. 918204108                                            Page 1 of 5 Pages

   1)  Names of Reporting Persons
       IRS Identification No. Of Above Persons

            The PNC Financial Services Group, Inc. (formerly, PNC Bank Corp.) 25-1435979

   2)  Check the Appropriate Box if a Member of a Group (See Instructions)
       a) [ ]
       b) [ ]

   3)  SEC USE ONLY

   4)  Citizenship or Place of Organization    Pennsylvania

   Number of Shares        5)  Sole Voting Power                          91,664

   Beneficially Owned      6)  Shared Voting Power                    22,931,522

   By Each Reporting       7)  Sole Dispositive Power                     24,209

   Person With             8)  Shared Dispositive Power               22,971,222

   9)  Aggregate Amount Beneficially Owned by Each Reporting Person   23,027,186

   10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares
       See Instructions                                                      [ ]

   11) Percent of Class Represented by Amount in Row (9)                   20.56

   12) Type of Reporting Person  (See Instructions)                           HC

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                   ----------
                                  SCHEDULE 13G
                                 (RULE 13D-102)

             INFORMATION STATEMENT PURSUANT TO RULES 13D-1 AND 13D-2
                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO. 27)

                                V.F. CORPORATION
                                ----------------
                                (Name of Issuer)

                                  Common Stock
                                  ------------
                         (Title of Class of Securities)

                                    918204108
                                    ---------
                                 (CUSIP Number)

                                December 31, 2001
                                -----------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[X] Rule 13d-1(b)
[ ] Rule 13d-1(c)
[ ] Rule 13d-1(d)

CUSIP No. 918204108                                            Page 2 of 5 Pages

   1)  Names of Reporting Persons
       IRS Identification No. Of Above Persons

            PNC Bancorp, Inc.  51-0326854

   2)  Check the Appropriate Box if a Member of a Group (See Instructions)
       a) [ ]
       b) [ ]

   3)  SEC USE ONLY

   4)  Citizenship or Place of Organization    Delaware

   Number of Shares        5)  Sole Voting Power                          91,664

   Beneficially Owned      6)  Shared Voting Power                    22,931,522

   By Each Reporting       7)  Sole Dispositive Power                     24,209

   Person With             8)  Shared Dispositive Power               22,971,222

   9)  Aggregate Amount Beneficially Owned by Each Reporting Person   23,027,186

   10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares
       See Instructions                                                      [ ]

   11) Percent of Class Represented by Amount in Row (9)                   20.56

   12) Type of Reporting Person  (See Instructions)                           HC

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                   ----------
                                  SCHEDULE 13G
                                 (RULE 13D-102)

             INFORMATION STATEMENT PURSUANT TO RULES 13D-1 AND 13D-2
                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO. 27)

                                V.F. CORPORATION
                                ----------------
                                (Name of Issuer)

                                  Common Stock
                                  ------------
                         (Title of Class of Securities)

                                    918204108
                                    ---------
                                 (CUSIP Number)

                                December 31, 2001
                                -----------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[X] Rule 13d-1(b)
[ ] Rule 13d-1(c)
[ ] Rule 13d-1(d)

CUSIP No. 918204108                                            Page 3 of 5 Pages

   1)  Names of Reporting Persons
       IRS Identification No. Of Above Persons

            PNC Bank, National Association  22-1146430

   2)  Check the Appropriate Box if a Member of a Group (See Instructions)
       a) [ ]
       b) [ ]

   3)  SEC USE ONLY

   4)  Citizenship or Place of Organization    United States

   Number of Shares        5)  Sole Voting Power                          91,664

   Beneficially Owned      6)  Shared Voting Power                    22,931,522

   By Each Reporting       7)  Sole Dispositive Power                     24,209

   Person With             8)  Shared Dispositive Power               22,971,222

   9)  Aggregate Amount Beneficially Owned by Each Reporting Person   23,027,186

   10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares
       See Instructions                                                      [ ]

   11) Percent of Class Represented by Amount in Row (9)                   20.56

   12) Type of Reporting Person  (See Instructions)                           BK

                                                               Page 4 of 5 Pages

ITEM 4 - OWNERSHIP:

The following information is as of December 31, 2001:

(a)  Amount Beneficially Owned:                                23,027,186 shares

(b)  Percent of Class:                                                     20.56

(c)  Number of shares to which such person has:
        (i) sole power to vote or to direct the vote                     91,664
       (ii) shared power to vote or to direct the vote               22,931,522*
      (iii) sole power to dispose or to direct the disposition of        24,209
       (iv) shared power to dispose or to direct the disposition of  22,971,222*

      *PNC Bank, National Association serves as co-trustee with M. Rust Sharp and Ursula F. Fairbairn and shares with them voting power and dispositive power with respect to 22,923,288 shares.

ITEM 7 - IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY:

Included are the following subsidiaries of The PNC Financial Services Group, Inc. (formerly, PNC Bank Corp.) - HC:

PNC Bancorp, Inc. - HC (wholly owned subsidiary of PNC Bank Corp.)

PNC Bank, National Association - BK (wholly owned subsidiary of PNC Bancorp,
Inc.)


ITEM 10 - CERTIFICATION:

         By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                                               Page 5 of 5 Pages



                                    SIGNATURE


         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


February 12, 2002
-----------------------------------------------------------------------
Date


By: /s/ Robert L. Haunschild
-----------------------------------------------------------------------
Signature - The PNC Financial Services Group, Inc.
Robert L. Haunschild, Senior Vice President and Chief Financial Officer
-----------------------------------------------------------------------
Name & Title


February 12, 2002
-----------------------------------------------------------------------
Date


By: /s/ James B. Yahner
-----------------------------------------------------------------------
Signature - PNC Bancorp, Inc.
James B. Yahner, Vice President
-------------------------------
Name & Title


February 12, 2002
-----------------------------------------------------------------------
Date


By: /s/ Thomas R. Moore
-----------------------------------------------------------------------
Signature - PNC Bank, National Association
Thomas R. Moore, Secretary
--------------------------
Name & Title


                     AN AGREEMENT TO FILE A JOINT STATEMENT
             WAS PREVIOUSLY FILED AS EXHIBIT A TO AMENDMENT NO. 17.